Exhibit 99.1

Boulder Brands Announces 2014 First Quarter Results

Boulder, CO (May 8, 2014) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the first quarter ended March 31, 2014. For the first quarter of 2014 compared to the equivalent period of 2013:

•	Net sales increased 15.2% to $122.9 million, operating income decreased 58% to $5.3 million, non-GAAP operating income decreased 20.9% to $10.2 million and adjusted EBITDA decreased 3.2% to $17.7 million.

•	Organic net sales increased 17.6% and organic consumption growth increased 15.5%.

•	Diluted earnings per share were $0.01 in the first quarter of 2014 compared to $0.06 per share in the first quarter of 2013.

•	Excluding certain items, non-GAAP diluted earnings per share were $0.05 in the first quarter of 2014, compared to $0.07 in the first quarter of 2013.

The Company also reaffirmed its guidance, but narrowed the range on profit metrics due to the impact and uncertainty of egg white prices. For 2014, the Company continues to expect net sales to be in the range of $540 million to $550 million. However the Company updated its adjusted EBITDA outlook to be in the range of $89 to $91 million, from $89 million to $94 million previously, and its earnings per share outlook to be in the range of $0.39 to $0.41, at the lower end of its previously stated $0.39 to $0.44 range, primarily reflecting updated estimates for higher egg white prices for the remainder of 2014.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “While we continued to see strong sales momentum, our bottom line results were muted due to higher than expected egg white prices, which are an important ingredient in our gluten free bread business, as well as the mix shift to our Natural segment, which has lower gross margins. Regarding the higher egg white price environment, we expect to somewhat offset the impact as we are in the process of improving our formulation, which requires less egg white. In addition, we have a number of margin improvement projects in process. As a result, we expect to see gross margins return to more normal levels in the back half.”

Commenting further, Mr. Hughes said, “The Natural segment, which includes Udi’s, Glutino, and EVOL, represented 60% of our total net sales and reported a strong organic net sales increase of 39.5%. The segment continued to benefit from distribution gains across the brands. We had top to top meetings with 10 of our top 20 accounts during the quarter and expect significant distribution gains across our natural portfolio in the second half. In addition, our Balance segment continued to execute on its core strategies during the quarter. While organic net sales for the Balance segment declined 4.7%, brand profit continued to increase. Despite the difficult environment for spreads, we continue to lead the category in innovation with the transition to non-GMO, once again giving Smart Balance a significant point of differentiation in the category. Non-GMO Smart Balance is hitting the shelves now and will be fully converted by the end of the second quarter.”

“Overall, despite some short-term gross margin pressure, we are pleased with the first quarter. I believe the stage is set for us to build on both revenue and margin. As we move from the first half of the year to the second half, we expect to begin to see the fruits of our efforts in terms of our margin improvement program and major distribution gains on our major sales initiatives – Project Gluten Freedom, Frozen Forward with Udi’s and EVOL, and expansion into the Club channel,” concluded Mr. Hughes.

2014 First Quarter Results

Total Company net sales in the first quarter of 2014 increased 15.2% to $122.9 million, compared to net sales of $106.7 million in the first quarter of 2013. This performance reflected strong growth from our Natural segment. Organic net sales, which include EVOL sales and exclude discontinued items and the licensing of Smart Balance Milk from our reported net sales in the first quarter of 2013, increased 17.6% in the first quarter of 2014 compared to the first quarter of 2013.

The chart below reconciles net sales to organic net sales for the first quarters of 2014 and 2013, by segment:

Reconciliation of Net Sales to Organic Net Sales – First Quarter
$ in Millions	2014	2013
Natural Segment
Reported Net Sales	$73.4	$49.8
EVOL Pre-Ownership	-	2.8
Organic Natural Segment Net Sales*	$73.4	$52.6

Balance Segment
Reported Net Sales	49.5	56.9
Less: Milk	-	4.8
Discontinued items	-	0.2
Organic Balance Segment Net Sales	49.5	51.9
Total Company Reported Net Sales	$122.9	$106.7
Total Company Organic Net Sales*	$122.9	$104.5

*Excludes discontinued items (Bestlife Spreads and Smart Balance Butter Blends) & licensing of Smart Balance Milk, and includes EVOL in both periods

Net sales for the Company’s Natural segment increased 47.4% to $73.4 million in the first quarter of 2014 compared to $49.8 million in the first quarter of 2013. Organic net sales for the Natural Segment, which include EVOL in the prior year comparison, increased 39.5%. The Company’s gluten-free brands – Udi’s and Glutino – reported net sales growth of 37.4% and 14.1%, respectively, which was driven by distribution gains for Udi’s and continued strength in the gluten-free category. EVOL reported a strong organic net sales gain of 152.6%, also led by distribution gains.

Net sales for the Company’s Balance segment declined 13.0% to $49.5 million in the first quarter of 2014 compared to $56.9 million in the first quarter of 2013. Net sales in this segment were negatively impacted by the licensing of Smart Balance® Milk, which began in July 2013, and to a much lesser extent the winding down of Bestlife® Spreads and Smart Balance® Butter Blends. Excluding the impact of these items, organic sales for the Balance segment declined 4.7% in the first quarter of 2014 compared to the same period in 2013. In addition, net sales in the first quarter of 2014 were negatively impacted by the Easter shift (Easter fell in the first quarter of 2013 but in the second quarter of 2014) as well as start-up costs associated with the launch of non-GMO Smart Balance spreads. Earth Balance reported a net sales gain of 19.4% in the first quarter of 2014 compared to the first quarter of 2013.

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income)) for the first quarters of 2014 and 2013, by the Company’s Natural and Balance segments.

Segment Results – First Quarter

$ in Millions	2014	Margin	2013	Margin
Net Sales:
Natural	$73.4		$49.8
Balance	49.5		56.9
	$122.9		$106.7
Gross Profit*
Natural	$24.1	32.8%	$18.8	37.7%
Balance	23.2	46.8%	26.8	47.1%
	$47.2	38.5%	$45.6	42.7%
Brand Profit*
Natural	$14.7	20.1%	$13.0	26.0%
Balance	18.2	36.8%	17.8	31.3%
	$32.9	26.8%	$30.8	28.9%

*2014 excludes a purchase accounting adjustment to reflect the estimated fair value of finished goods inventory of acquired company, EVOL, of $0.9 million.

Gross profit in the first quarter of 2014 increased 3.7% to $47.2 million, or 38.5% of net sales compared to $45.6 million, or 42.7% of net sales in the first quarter of 2013. Gross profit in 2014 excludes the impact of the purchase accounting adjustment to reflect the estimated fair value of finished goods inventory for the EVOL acquisition. Overall gross margin was impacted by the Natural segment, and to a much lesser extent, a slightly lower gross margin in the Balance segment. In the quarter, the Natural segment gross margin was primarily affected by an increase in egg white prices. The Company is in the process of improving its bread formula, which will enhance its structure and require less egg white, somewhat offsetting the gross margin impact from higher egg white prices.

Brand Profit for the Company’s Natural segment increased 13.6% to $14.7 million in the first quarter of 2014 from $13.0 million in last year’s first quarter, excluding the purchase accounting adjustment in 2014. The increase is primarily related to strong sales growth from the Company’s gluten-free brands, Udi’s and Glutino, as well as EVOL, offset by the lower gross margin in the Natural Segment.

Brand Profit for the Company’s Balance segment increased 2.2% to $18.2 million in the first quarter of 2014 from $17.8 million in the previous year’s quarter primarily due to the licensing of milk and lower marketing expense compared to the prior year’s quarter.

The table below provides a reconciliation of GAAP operating income to non-GAAP operating income and non-GAAP adjusted EBITDA.

Reconciliation of Operating Income to Non-GAAP Operating Income and Adjusted EBITDA – First Quarter

$ in Millions	2014	2013
Operating income	$5.3	$12.7
Restructuring, acquisition and integration costs	3.9	0.2
Relocation and other charges	0.1	-
Purchase accounting adjustment	0.9	-
Non-GAAP operating income	10.2	12.9
Add back non-cash and other items affecting operating income:
Depreciation and amortization	5.5	4.4
Stock-based compensation expense	2.4	1.8
Subtotal	18.1	19.1
Less other expense, net	0.5	0.8
Less net loss attributable to non-controlling interest	(0.1)	-
Adjusted EBITDA	$17.7	$18.3

Operating income decreased to $5.3 million in the first quarter of 2014 compared $12.7 million in the first quarter of 2013. Excluding certain items, non-GAAP operating income decreased to $10.2 million in the first quarter of 2014 compared to non-GAAP operating income of $12.9 million in the first quarter of 2013. The charges impacting operating income in the first quarter of 2014 include charges associated with the restructuring of certain executive management positions, asset write-offs related to restructuring efforts associated with Udi’s facilities consolidation, a purchase accounting adjustment to EVOL, acquisition costs associated with EVOL as well as other integration-related costs, and relocation expenses. The first quarter of 2013 was unfavorably impacted by restructuring, acquisition, and integration costs of $0.2 million.

First quarter 2014 operating income was impacted by higher depreciation and amortization of approximately $1.1 million when compared to last year’s first quarter.

Other expense of $0.5 million in the first quarter of 2014 includes foreign currency losses and other taxes.

Adjusted EBITDA decreased by 3.2% to $17.7 million in the first quarter of 2014 compared to $18.3 million in the prior year’s first quarter.

The table below provides a reconciliation of GAAP Net Income (Loss) and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net Income (Loss) and Earnings Per Share (EPS), Net of Tax – First Quarter

	Net Income (Loss) ($Mil)		Diluted EPS ($ Per Share)
	2014	2013	2014	2013
Reported GAAP	$0.5	$4.0	$0.01	$0.06
Add back certain items:
Restructuring, acquisition and integration costs	2.9	0.1	0.05	-
Purchase accounting adjustment	0.6	-	-	-
Relocation and other changes	0.1	-	-	-
Forfeiture of certain stock options	-	0.2	-	0.01
Tax rate adjustment	(0.8)	-	(0.01)	-
Total certain items	2.8	0.3	0.04	0.01

Non-GAAP excluding certain items*	$3.3	$4.3	$0.05	$0.07

*Diluted share count for Q1-14 = 63.6 million & Q1-13 = 62.2 million

Excluding the items noted above, and adjusted for a normalized tax rate of 40.6% in 2014 and 41.0% in 2013, non-GAAP net income in the first quarter of 2014 was $3.3 million, or $0.05 per share, compared with non-GAAP net income of $4.3 million, or $0.07 per share, in the first quarter of 2013.

The table below provides a reconciliation of brand profit by segment to GAAP income before income taxes.

Reconciliation of Brand Profit by Segment to GAAP Income, before Taxes
$ in Millions
Brand Profit:	2014	2013
Natural*	$14.7	$13.0
Balance	18.2	17.8
Total reportable segments*	32.9	30.8
Less:
Purchase accounting adjustment	0.9	-
General and administrative, excluding royalty expense (income), net	22.7	17.8
Restructuring, acquisition and integration-related costs	3.9	0.2
Interest expense	4.3	4.8
Other expense	0.5	0.8
GAAP Income before income taxes	$0.6	$7.1

*2014 excludes a purchase accounting adjustment to reflect the estimated fair value of finished goods inventory of acquired company EVOL, of $0.9 million.

2014 Outlook

For 2014, the Company continues to expect net sales to be in the range of $540 million to $550 million; however, it has updated its adjusted EBITDA outlook to be in the range of $89 to $91 million, from $89 to $94 million previously. Additionally, the Company updated its earnings per share outlook to be in the range of $0.39 to $0.41, at the lower end of its previously stated $0.39 to $0.44 range, primarily reflecting updated estimates for higher egg white prices, and based on diluted shares outstanding of 63.6 million.

The Company provided the following additional information regarding its outlook for 2014:

•	For the second quarter, the Company expects gross margin to be approximately 37% and net income to be similar to Q1.

•	In the second half of the year, the Company expects to see a sequential improvement in gross margin due to operational improvements. Accordingly, the Company expects full year gross margin to be approximately 40% to 41%. Despite higher egg white prices, gross margin is expected to benefit from trade efficiencies, cost of goods reductions by improving its formula, and efficiency gains with its co-packers. Additionally, we expect margin improvement in the UK and at Level as they lap start-up costs associated with product launches.

•	For the year, stock-based compensation is expected to be $10 million.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for the second quarter of 2014, the second half of 2014 and for all of 2014, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” "estimate," “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including risks related to the Company’s ability to implement its growth strategy, the Company’s ability to drive product innovation, the loss of a significant customer, erosion of the reputation of the Company’s brands, adverse developments with respect to the sale of buttery spreads, maintaining and upgrading the Company’s manufacturing facilities, the loss of a manufacturer, the departure of one or more members of the Company’s management, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the Company’s obligations under its principal license agreement, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, the Company’s ability to manage its supply chain effectively, regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, selling gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company's products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s debt, as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “non-GAAP operating income,” “organic net sales,” “brand profit,” “organic brand profit,” "net income and diluted earnings per share (EPS) excluding certain items," “EBITDA” and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Non-GAAP operating income is defined as operating income excluding restructuring, acquisition and integration-related costs and certain other items. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Measures identified as “organic” are calculated including EVOL in the periods prior to acquisition and excluding discontinued items (Bestlife Spreads and Smart Balance Butter Blends) and milk. The Company believes that the exclusion of both non-cash and certain items helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) non-GAAP operating income, (ii) net income excluding certain items, (iii) diluted earnings per share, excluding certain items, (iv) EBITDA, (v) Adjusted EBITDA, and (vi) brand profit are (i) operating income, (ii) net income, (iii) diluted earnings per share, (iv) operating income, (v) operating income and (vi) income before income taxes. We have included in this press release reconciliations of organic net sales to net sales, non-GAAP operating income to GAAP operating income, adjusted EBITDA to GAAP operating income, net income excluding certain items to GAAP net income, diluted EPS excluding certain items to GAAP EPS and brand profit to income before income taxes. Because of the forward-looking nature of the Company’s forecasted EBITDA and adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash	$12,841	$16,732
Accounts receivable, net of allowance of: $1,100 (2014) and $1,111 (2013)	45,118	45,307
Accounts receivable - other	2,560	2,868
Inventories	44,082	35,908
Prepaid taxes	11,641	7,087
Prepaid expenses and other assets	5,888	2,305
Deferred tax asset	5,197	5,832
Total current assets	127,327	116,039
Property and equipment, net	51,501	51,408
Other assets:
Goodwill	346,796	347,227
Intangible assets, net	238,536	242,296
Deferred costs, net	7,631	7,937
Investments, at cost	8,751	8,751
Other assets	1,830	1,825
Total other assets	603,544	608,036
Total assets	$782,372	$775,483
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$70,937	$67,316
Current portion of long-term debt	3,807	3,863
Total current liabilities	74,744	71,179
Long-term debt	291,428	292,344
Deferred tax liability	53,849	52,873
Contract payable	—	1,375
Other liabilities	1,437	1,393
Total liabilities	421,458	419,164

Commitments and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders' equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 64,533,825 and 63,913,639 issued in 2014 and 2013, respectively and 60,843,162 and 60,222,976 outstanding in 2014 and 2013, respectively	6	6
Additional paid in capital	565,656	560,120
Accumulated deficit	(185,864)	(186,338)
Accumulated other comprehensive loss	(4,421)	(3,234)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total Boulder Brands, Inc. and Subsidiaries stockholders' equity	359,782	354,959
Noncontrolling interest	1,132	1,360
Total equity	360,914	356,319
Total liabilities and equity	$782,372	$775,483

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Net sales	$122,852	$106,653
Cost of goods sold	76,489	61,079
Gross profit	46,363	45,574

Operating expenses:
Marketing	5,387	7,076
Selling	9,898	8,235
General and administrative	21,810	17,320
Restructuring, acquisition and integration-related costs	3,934	203
Total operating expenses	41,029	32,834
Operating income	5,334	12,740

Other (expense):
Interest expense	(4,267)	(4,771)
Other income (expense), net	(507)	(844)
Total other (expense)	(4,774)	(5,615)
Income before income taxes	560	7,125
Provision for income taxes	148	3,164
Net income	412	3,961
Less: Net loss attributable to noncontrolling interest	61	—
Net income attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$473	$3,961

Earnings per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders:
Basic	$0.01	$0.07
Diluted	$0.01	$0.06

Weighted average shares outstanding:
Basic	60,449,068	59,503,989
Diluted	63,598,226	62,176,150

Net income	$412	$3,961
Other comprehensive (loss), net of tax:
Foreign currency translation adjustment	(1,187)	(443)
Other comprehensive income (loss)	(1,187)	(443)
Comprehensive income (loss)	(775)	3,518
Less: Comprehensive loss attributable to noncontrolling interest	61	—
Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries	$(714)	$3,518

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net income	412	$3,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles	5,528	4,363
Amortization and write-off of deferred financing costs	441	593
Deferred income taxes	1,042	226
Excess tax benefit from stock-based payment arrangements	(3,565)	—
Stock-based compensation	2,366	1,850
Asset write-offs	542	—
Loss on disposal of property and equipment	12	199
Changes in assets and liabilities:
Accounts receivable	38	(2,786)
Inventories	(8,353)	(4,814)
Prepaid expenses and other assets	(3,000)	(1,516)
Prepaid taxes	(990)	2,521
Accounts payable and accrued expenses	3,368	(5,045)

Net cash (used in) operating activities	(2,159)	(448)
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(4)	—
Purchase of property and equipment	(2,684)	(5,336)
Proceeds from disposal of property and equipment	7	91
Patent/trademark defense costs	(174)	(880)

Net cash (used in) investing activities	(2,855)	(6,125)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	5,000
Repayment of debt	(2,381)	(1,982)
Payments for loan costs	(45)	(368)
Purchase of noncontrolling interest	(238)	—
Shares withheld for payment of employee payroll taxes	(2,169)	—
Proceeds from exercise of stock options	2,415	—
Excess tax benefit from stock-based payment arrangements	3,565	—

Net cash provided by financing activities	1,147	2,650

Effects of exchange rate changes on cash and cash equivalents	(24)	(6)
Net (decrease) in cash and cash equivalents for the period	(3,891)	(3,929)
Cash and cash equivalents - beginning of period	16,732	11,509
Cash and cash equivalents - end of period	$12,841	$7,580

Cash paid during the period for:

Income taxes	$96	$491

Interest	$3,639	$4,172